Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-202913 and 333-180300-03
The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell, nor does it seek an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion. Dated May 15, 2015.

Pricing Supplement No. K520 to the Underlying Supplement dated May 4, 2015, the Product Supplement No. I dated May 4, 2015, the Prospectus Supplement dated and Prospectus dated May 4, 2015
_________________________________________________________

$ Autocallable Buffered EURO STOXX 50® Index-Linked Medium-Term Notes due

The notes will mature on the stated maturity date (expected to be the third scheduled business day after the determination date) unless they are automatically called on either call observation date (expected to be approximately 13 months and 24 months after the trade date). Your notes will be automatically called on a call observation date if the closing level of the EURO STOXX 50® Index (which we refer to as the underlier) on such date is equal to or greater than the initial underlier level (set on the trade date and may be higher or lower than the actual closing level of the underlier on the trade date), resulting in a payment on the corresponding call payment date equal to the face amount of your notes plus the product of $1,000 times the applicable call premium amount, and no further payment will be made on the notes. The call premium amount is expected to be between 7.40% and 8.70% with respect to the first call observation date and between 14.80% and 17.40% with respect to the second call observation date.

If your notes are not automatically called, the amount that you will be paid on your notes on the stated maturity date will be based on the performance of the underlier as measured from the trade date to and including the determination date (expected to be between 36 and 39 months after the trade date, subject to adjustment). If the final underlier level on the determination date is equal to or greater than the initial underlier level, you will receive a cash settlement amount for each $1,000 face amount of notes equal to $1,000 plus the product of $1,000 times the maturity date premium amount (expected to be between 22.20% and 26.10%). If the final underlier level is less than the initial underlier level but equal to or greater than 85.00% of the initial underlier level, you will receive the face amount of notes. If the final underlier level is less than 85.00% of the initial underlier level, the return on your notes will be negative. You could lose your entire investment in the notes. Any payment on the notes is subject to our ability to pay our obligations as they become due.

The return on your notes is capped. The maximum payment you could receive is limited if your notes are called on either call observation date because of the applicable call premium amount. If the notes are not automatically called, your payment at maturity is limited to between $1,222.00 and $1,261.00.

If your notes have not been called, to determine your payment at maturity, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●
if the underlier return is positive or zero (the final underlier level is equal to or greater than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the maturity date premium amount;

●	if the underlier return is negative but not below -15.00% (i.e., the final underlier level is equal to or less than the initial underlier level but not by more than 15.00%), $1,000; or

●
if the underlier return is below -15.00% (i.e., the final underlier level is less than the initial underlier level by more than 15.00%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the quotient of the initial underlier level divided by 85.00% of the initial underlier level times (c) the sum of the underlier return plus 15.00%.

Investing in the notes involves a number of risks.  See “Additional Risk Factors Specific To Your Notes” beginning on page PS-12 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Original issue date:	, 2015	Original issue price:	100% of the face amount*
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount

We or one of our affiliates will pay an underwriting discount of $30.00 per $1,000 face amount of the notes ($    in the aggregate), resulting in net proceeds to the issuer of $970.00 per $1,000 face amount of the notes ($    in the aggregate).

For more detailed information, please see “Summary Information—Key Terms—Supplemental plan of distribution (conflicts of interest)” on page PS-5 of this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate.  For more information, see “Supplemental plan of distribution (conflicts of interest)” on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

Credit Suisse currently estimates the value of each $1,000 face amount of the notes on the trade date will be between $950.00 and $970.00 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the notes (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the trade date. See “Additional Risk Factors Specific To Your Notes” in this pricing supplement.

The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

*The original issue price will be 97.00% for certain investors; please see “Supplemental plan of distribution (conflicts of interest)” on PS-5 of this pricing supplement.

Credit Suisse
Pricing Supplement dated May   , 2015.

The original issue price, underwriting discount and net proceeds to the issuer listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

We may use this pricing supplement in the initial sale of the notes. In addition, CSSU or any other affiliate of ours may use this pricing supplement in a market-making transaction in a note after its initial sale.  Unless Credit Suisse or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

SUMMARY INFORMATION
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below.

You should read this pricing supplement together with the underlying supplement dated May 4, 2015, the product supplement dated May 4, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●  Underlying supplement dated May 4, 2015:
http://www.sec.gov/Archives/edgar/data/1053092/000095010315003505/dp55844_424b2-underlying.htm

●  Product supplement No. I dated May 4, 2015:
http://www.sec.gov/Archives/edgar/data/1053092/000095010315003534/dp55815_424b2-psno1.htm

●  Prospectus supplement and Prospectus dated May 4, 2015:
http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.
This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement or the accompanying prospectus supplement. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific To Your Notes” in this pricing supplement and “Risk Factors” in the accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Key Terms

Issuer:  Credit Suisse AG (“Credit Suisse”), acting through its London Branch.

Underlier:  the EURO STOXX 50® Index (Bloomberg symbol, <SX5E Index>), as published by STOXX Limited (“STOXX”).  For more information on the underlier, see “The Reference Indices – The STOXX Indices – The EURO STOXX 50® Index” in the accompanying underlying supplement.

Specified currency:  U.S. dollars (“$”)

Face amount: each note will have a face amount of $1,000; $            in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement.

Purchase at amount other than face amount:  the amount we will pay you upon automatic call or at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to a call payment date or the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page PS-14 of this pricing supplement.

United States Federal Income Tax Consequences of Investing in the Notes: please refer to “Material U.S. Federal Income Tax Considerations” herein for a discussion of certain United States federal income tax considerations for making an investment in the notes.

Cash settlement amount (on the stated maturity date):  if your notes are not automatically called, for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

●	if the final underlier level is equal to or greater than the initial underlier level (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the maturity date premium amount;

●	if the final underlier level is less than the initial underlier level but greater than or equal to the buffer level, $1,000; or

●
if the final underlier level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the downside participation rate times (iii) the sum of the underlier return plus the buffer amount.

Cash settlement amount (on a call payment date): If your notes are automatically called on a call observation date because the closing level of the underlier on such day is equal to or greater than the call level, for each $1,000 face amount of your notes, we will pay you an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the call premium amount applicable to the corresponding call observation date.

Initial underlier level (which may be an intraday level to be set on the trade date, as determined by the calculation agent in its sole discretion, and which may be higher or lower than the actual closing level of the underlier on the trade date):

Automatic call feature: if, as measured on any call observation date, the closing level of the underlier is equal to or greater than 100.00% of the initial underlier level, your notes will be automatically called; if your notes are automatically called on any call observation date, on the corresponding call payment date, you will receive the cash settlement amount applicable to such call payment date.

Call observation dates (to be set on the trade date): expected to be June 22, 2016 and May 23, 2017, subject to postponement as described under “Description of the Securities — Postponement of calculation dates — For equity-based underlyings” in the accompanying product supplement.
Call payment dates (to be set on the trade date): expected to be June 27, 2016 and May 26, 2017, subject to postponement as described under “Description of the Securities — Postponement of calculation dates — Postponement of coupon payment dates, other relevant payment dates and the maturity date” in the accompanying product supplement.

Call premium amount (to be set on the trade date): expected to be between 7.40% and 8.70% with respect to the first call observation date and between 14.80% and 17.40% with respect to the second call observation date. Therefore, the maximum payment you could receive is expected to be between $1,074.00 and 1,087.00 if your notes are called on the first call observation date and between $1,148.00 and $1,174.00 if your notes are called on the second call observation date.

Maturity date premium amount (to be set on the trade date):  expected to be between 22.20% and 26.10%.

Final underlier level:  the closing level of the underlier on the determination date, except in the circumstances described under “Description of the Securities — Postponement of calculation dates” on page PS-29 of the accompanying product supplement and subject to adjustment as provided under “Description of the Securities — Changes to the calculation of a reference index” on page PS-35 of the accompanying product supplement.

Underlier return: the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage.

Buffer level (to be set on the trade date):  85.00% of the initial underlier level.

Buffer amount:  15.00%

Call level: 100.00% of the initial underlier level with respect to each scheduled call observation date.

Downside participation rate:  the quotient of the initial underlier level divided by the buffer level, which equals approximately 117.65%, expressed as a percentage.

Trade date: a specified date that is expected to be on or about May 18, 2015.

Original issue date (to be set on the trade date): a specified date that is expected to be the fifth scheduled business day following the trade date.

Determination date (to be set on the trade date): a specified date that is expected to be between 36 and 39 months after the trade date, subject to postponement as described under “Key Terms — Call observation dates” in this pricing supplement.

Stated maturity date (to be set on the trade date):  a specified date that is expected to be the third scheduled business day after the determination date, subject to postponement as described under "Description of the Securities  — Postponement of calculation dates” on page PS-29 of the accompanying product supplement.

No interest:  the offered notes will not bear interest.

No listing:  the offered notes will not be listed on any securities exchange or interdealer quotation system.

Closing level:  as described under “Description of the Securities — Certain definitions” on page PS-26 of the accompanying product supplement.

Business day:  as described under “Description of the Securities — Certain definitions” on page PS-26 of the accompanying product supplement.

Trading day:  as described under “Description of the Securities — Certain definitions” on page PS-28 of the accompanying product supplement.

Use of proceeds and hedging:  as described under “Supplemental Use of Proceeds and Hedging” on page PS-23 of the accompanying product supplement.

ERISA:  as described under “Benefit Plan Investor Considerations” on page PS-59 of the accompanying product supplement.

Supplemental plan of distribution (conflicts of interest): under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the notes to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the notes if any are purchased.

Credit Suisse AG expects to agree to sell to CSSU, and CSSU expects to agree to purchase from Credit Suisse AG the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. CSSU proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain unaffiliated securities dealers at such price less a concession not in excess of 3.00% of the face amount. The original issue price for notes purchased by certain fee-based advisory accounts will be 97.00% of the face amount of the notes, which will reduce the underwriting discount specified on the cover of this pricing supplement with respect to such notes to 0.00%.

We expect to deliver the notes against payment for the notes on the original issue date indicated herein, which may be a date that is greater than three business days following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the original issue date is more than three business days after the trade date, purchasers who wish to transact in the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the notes will be used by CSSU or one of its affiliates in connection with hedging our obligations under the notes.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Calculation agent:  Credit Suisse International

CUSIP no.: 22546VDQ6

ISIN no.: US22546VDQ68

FDIC: the notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Maturity date	Stated maturity date
Valuation date	Determination date
Final level	Final underlier level
Initial level	Initial underlier level
Securities	Notes or offered notes
Principal amount	Face amount
Redemption amount	Cash settlement amount
Underlying	Underlier
Underlying return	Underlier return
Early redemption date	Call payment date
Observation dates	Call observation dates

In addition, with respect to Autocallable Buffered EURO STOXX 50® Index-Linked Medium-Term Notes, please refer to Key Terms above for the following terms: automatic call, call level, call premium amount, maturity date premium amount, buffer level, buffer amount and downside participation rate.

HYPOTHETICAL EXAMPLES

The following table and examples are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate hypothetical payments upon automatic call and cash settlement amounts at maturity, as applicable.

The table and examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the closing level of the underlier will be on any call observation date or the determination date.

The following table and examples reflect hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date, as applicable.  If you sell your notes in a secondary market prior to an automatic call or the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underlier and our creditworthiness. The information in the table and examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000.00 per note
Call premium amount	7.40% on the first call observation date and 14.80% on the second call observation date
Maturity date premium amount	22.20%
Call level	100% of the initial underlier level
Buffer level	85.00% of the initial underlier level
Downside participation rate	the quotient of the initial underlier level divided by the buffer level
Buffer amount	15.00%
A market disruption event does not occur on any call observation date or the originally scheduled determination date and each call observation date and the originally scheduled determination date are trading days.

During the term of the notes, the underlier is not discontinued, the method of calculating the underlier does not change and the underlier is not otherwise modified.
Notes purchased on the original issue date at the face amount and held to the stated maturity date unless automatically called as specified.

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the underlier return and the amount that we will pay on your notes, if any, upon automatic call or at maturity, as applicable.  We will not do so until the trade date.  The actual initial underlier level may differ substantially from the underlier level prior to the trade date and may be higher or lower than the closing level of the underlier on the trade date.

For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable upon automatic call or at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement.  For information about the historical levels of the underlier during recent periods, see “The Underlier” below.  Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level.  The amounts in the right column represent the hypothetical cash settlement amounts per $1,000 face amount of notes, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level).

Table: The notes are not automatically called.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (per $1,000 Face Amount of Notes)
150.00%	$1,222.00
140.00%	$1,222.00
130.00%	$1,222.00
120.00%	$1,222.00
110.00%	$1,222.00
105.00%	$1,222.00
100.00%	$1,222.00
95.00%	$1,000.00
90.00%	$1,000.00
85.00%	$1,000.00
75.00%	$882.35
50.00%	$588.24
25.00%	$294.12
0.00%	$0.00

If, for example, the final underlier level were determined to be 25.00% of the initial underlier level, you will be exposed on a leveraged basis to any depreciation in the final underlier level beyond the buffer amount, and the cash settlement amount that we would deliver on your notes at maturity would be approximately $294.12 per $1,000 face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date without the notes being automatically called, you would lose approximately 70.5882% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). Alternatively, if the final underlier level were determined to be 150.00% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be $1,222.00 per $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over 100.00% of the initial underlier level.

The following examples illustrate hypothetical payments upon automatic call or at maturity, as applicable, for each $1,000 face amount of notes, based on hypothetical closing levels of the underlier on each call observation date.

Example 1: The closing level of the underlier on the first call observation date is equal to or greater than the call level.

Underlier	Hypothetical closing level of the underlier on the first call observation date	Hypothetical closing level of the underlier on the second call observation date	Hypothetical closing level of the underlier on the determination date
SX5E	110% of initial underlier level	N/A	N/A

Since the closing level of the underlier is equal to or greater than the call level on the first call observation date, the notes are automatically called.

Therefore, the cash settlement amount on the applicable call payment date per $1,000 face amount of notes is equal to (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the call premium amount applicable to the first call observation date:

= $1,000 + ($1,000 x 7.40%)= $1,074.00

Example 2: The notes are not automatically called on the first call observation date and the closing level of the underlier on the second call observation date is equal to or greater than the call level.

Underlier	Hypothetical closing level of the underlier on the first call observation date	Hypothetical closing level of the underlier on the second call observation date	Hypothetical closing level of the underlier on the determination date
SX5E	90% of initial underlier level	125% of initial underlier level	N/A

Since the closing level of the underlier is equal to or greater than the call level on the second call observation date, the notes are automatically called.

Therefore, the cash settlement amount on the applicable call payment date per $1,000 face amount of notes is equal to (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the call premium amount applicable to the second call observation date:

= $1,000 + ($1,000 x 14.80%) = $1,148.00

Example 3: The notes are not automatically called on the first or second call observation date and the closing level of the underlier on the determination date is equal to or greater than the initial underlier level.

Underlier	Hypothetical closing level of the underlier on the first call observation date	Hypothetical closing level of the underlier on the second call observation date	Hypothetical closing level of the underlier on the determination date
SX5E	90% of initial underlier level	80% of initial underlier level	100% of initial underlier level

Since the closing level of the underlier is equal to or greater than the initial underlier level on the determination date, the cash settlement amount on the stated maturity date per $1,000 face amount of notes is equal to (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the maturity date premium amount:

= $1,000 + ($1,000 x 22.20%) = $1,222.00

Example 4: The notes are not automatically called and the final underlier level is less than the initial underlier level by not more than the buffer amount. The cash settlement amount is the $1,000 face amount.

Underlier	Hypothetical closing level of the underlier on the first call observation date	Hypothetical closing level of the underlier on the second call observation date	Hypothetical closing level of the underlier on the determination date
SX5E	90% of initial underlier level	80% of initial underlier level	95% of initial underlier level

Because the final underlier level is less than the initial underlier level by not more than the buffer amount, the cash settlement amount on the stated maturity date equals $1,000.

Example 5: The notes are not automatically called and the final underlier level is less than the initial underlier level by more than the buffer amount.

Underlier	Hypothetical closing level of the underlier on the first call observation date	Hypothetical closing level of the underlier on the second call observation date	Hypothetical closing level of the underlier on the determination date
SX5E	90% of initial underlier level	80% of initial underlier level	75% of initial underlier level

The determination of the cash settlement amount when the final underlier level is less than the initial underlier level by more than the buffer amount is equal to the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the downside participation rate times (iii) the sum of the underlier return plus the buffer amount:

$1,000 + [$1,000 x 117.65% x (-25.00% + 15.00%)] = $882.35

In this example, at maturity you would be entitled to receive a cash settlement amount equal to $882.35 per $1,000 face amount of notes because the final underlier level is less than the initial underlier level by more than the buffer amount and you will be exposed on a leveraged basis to any depreciation in the final underlier level beyond the buffer amount.

Therefore, the cash settlement amount equals $882.35 per $1,000 face amount of notes.

The cash payments upon automatic call and cash settlement amounts shown above are entirely hypothetical; they are based on hypothetical closing levels for the underlier on the call observation dates and the determination date and on assumptions that may prove to be inaccurate.  The actual market value of your notes on any call observation date, the determination date, the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The value of the securities may be influenced by unpredictable factors” on page PS-5 of the accompanying product supplement.

We cannot predict the actual closing level of the underlier on any call observation date, the final underlier level on the determination date or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, upon automatic call or at maturity and the rate of return on the offered notes will depend on the actual initial underlier level, call premium amounts and call level, which we will set on the trade date, the actual closing level of the underlier level on each call observation date and the determination date determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, upon automatic call or on the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in the notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying product supplement.  You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus as supplemented by the accompanying prospectus supplement, the accompanying product supplement, and the accompanying underlying supplement of Credit Suisse. Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the stocks comprising the underlier.  You should carefully consider whether the offered notes are suited to your particular circumstances.

The Notes Are Subject to the Credit Risk of Credit Suisse

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the notes and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of your notes prior to maturity.

The Initial Underlier Level Will Be Determined at the Discretion of the Calculation Agent

The initial underlier level may be an intraday level of the underlier on the trade date, as determined by the calculation agent in its sole discretion, and may not be based on the closing level of the underlier on such trade date. The initial underlier level may be higher or lower than the actual closing level of the underlier on the trade date.

The Cash Settlement Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Level of the Underlier at Any Time Other Than on the Applicable Call Observation Date or the Determination Date, as the Case May Be

The cash settlement amount you will receive on a call payment date, if any, will be paid only if the closing level of the underlier on the applicable call observation date is equal to or greater than the initial underlier level.  Therefore, the closing level of the underlier on dates other than the call observation dates will have no effect on any cash settlement amount paid in respect of your notes on the call payment date.  In addition, the cash settlement amount you will receive on the stated maturity date, if any, will be based on the closing level of the underlier on the determination date.  Therefore, for example, if the closing level of the underlier dropped precipitously on the determination date, the cash settlement amount for the notes would be significantly less than it would otherwise have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop.  Although the actual closing level of the underlier on the call payment dates, stated maturity date or at other times during the life of the notes may be higher than the closing level of the underlier on the call observation dates or the determination date, you will not benefit from the closing levels of the underlier at any time other than on the call observation dates or on the determination date.

You May Lose Your Entire Investment in the Notes

If your notes are not called, you can lose your entire investment in the notes. If not automatically called, the cash payment on your notes, if any, on the stated maturity date will be based on the performance of the underlier as measured from the initial underlier level set on the trade date (which could be higher or lower than the actual closing level of the underlier on the trade date) to the closing level of the underlier on the determination date. If the final underlier level is less than the buffer level, you will have a loss, for each $1,000 of the face amount of your notes, equal to the product of (a) $1,000 times (b) the downside participation rate times (c) the sum of the underlier return plus the buffer amount.  Thus, you will be exposed on a leveraged basis to any depreciation in the final underlier level beyond the buffer amount, and the return on your notes will be negative. You may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, the overall return you earn on your notes either upon automatic call or at maturity may be less than you would have earned by investing in a non-indexed debt security of comparable maturity, including our other debt securities, that bears interest at a prevailing market rate.

The Cash Settlement Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped

Regardless of the closing level of the underlier on each of the call observation dates, the cash settlement amount you may receive on a call payment date is capped.  Even if the closing level of the underlier on a call observation date exceeds the initial underlier level, causing the notes to be automatically called, the cash settlement amount on the call payment date will be capped, and you will not benefit from any increases in the closing level of the underlier above the initial underlier level on any call observation date. If your notes are automatically called on a call observation date, the maximum payment you will receive for each $1,000 face amount of your notes will depend on the applicable call premium amount, which will be set on the trade date.  In addition, the cash settlement amount you may receive on the stated maturity date is capped and the maximum amount you will receive for each $1,000 face amount of your notes will depend on the maturity date premium amount, which will be set on the trade date.

Your Notes Are Subject to Automatic Call

We will call and automatically redeem all, but not part, of your notes on a call payment date, if the closing level of the underlier on the corresponding call observation date is greater than or equal to the call level. Therefore, the term for your notes may be reduced to as short as approximately 13 months after the trade date. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity.

No Ownership Rights Relating to the Underlier

Your return on the notes will not reflect the return you would realize if you actually owned the equity securities that comprise the underlier. The return on your investment is not the same as the total return based on the purchase of shares of the equity securities that comprise the underlier.

You Have No Shareholder Rights or Rights to Receive Any of the Equity Securities Comprising the Underlier

Investing in the notes will not make you a holder of any of the equity securities comprising the underlier.  Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the issuers of, or any other rights with respect to, the equity securities comprising the underlier. The cash settlement amount will be paid in cash and you will have no right to receive delivery of any equity securities comprising the underlier.

We May Sell Additional Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the cover page.  The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash payment upon automatic call or the cash settlement amount at maturity, as applicable, will not be adjusted based on the issue price you pay for the notes. If you purchase the notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date, as applicable, will differ from, and may be substantially less than, the return on the notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date, as applicable, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, if the notes have not been automatically called, the impact of the buffer level on the return on your investment will depend upon the price you pay for your notes relative to face amount. In such case, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

Risks Associated With Investments in Notes Linked to the Performance of Foreign Equity Securities

The equity securities included in the underlier are issued by foreign companies and trade in foreign securities markets. Investments in notes linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including the risk of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The Closing Level of the Underlier Will Not Be Adjusted for Changes in Exchange Rates Relative to the U.S. Dollar Even Though the Index Constituent Stocks Are Traded in a Foreign Currency and the Notes Are Denominated in U.S. Dollars

Investors will not be directly exposed to currency exchange rate risk with respect to the equity securities included in the underlier because both the underlier and its component securities are valued in euros and are not converted into U.S. dollars. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

The Estimated Value of the Notes on the Trade Date May Be Less Than the Price to Public

The initial estimated value of your notes on the trade date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original issue price. The original issue price of the notes includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the notes and the cost of hedging our risks as issuer of the notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the trade date, we value the components of the notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar notes of other issuers.

Effect of Interest Rate Used in Estimating Value

The internal funding rate we use in structuring notes such as these notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”).  If on the trade date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the notes. We will also use our internal funding rate to determine the price of the notes if we post a bid to repurchase your notes in secondary market transactions. See “—Secondary Market Prices” below.

Secondary Market Prices

If Credit Suisse (or an affiliate) bids for your notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the original issue price and the estimated value of the notes on the trade date. The estimated value of the notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the notes in the secondary market (if any exists) at any time. The secondary market price of your notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness.  In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your notes could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the notes and other dealers might use the higher secondary market credit spread to price them.  Furthermore, assuming no change in market conditions from the trade date, the secondary market price of your notes will be lower than the original issue price because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your notes may be lower than the price at which we may repurchase the notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the notes from you at a price that will exceed the then-current estimated value of the notes. That higher price reflects our projected profit and costs that were included in the original issue price, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your notes to maturity.

Credit Suisse is Subject to Swiss Regulation

As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the notes.

Lack of Liquidity

The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Potential Conflicts

We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and determining their estimated value. In addition, the distributor from which you purchase the notes may conduct hedging activities in connection with the notes.  In performing these duties, the economic interests of us, our affiliates and the distributor are potentially adverse to your interests as an investor in the notes.  Further, hedging activities may adversely affect any payment on or the value of your notes.  Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates or the distributor receives for the sale of the notes, which creates an additional incentive to sell the notes to you.

Unpredictable Economic and Market Factors Will Affect the Value of the Notes

In addition to the level of the underlier on any day, the value of the notes may be influenced by factors such as:

•	the expected and actual volatility of the underlier;

•	the time to maturity of the notes;

•	the dividend rate on the equity securities comprising the underlier;

•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;

•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the equity securities comprising the underlier or markets generally and which may affect the level of the underlier; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

THE UNDERLIER

The historical levels of the underlier should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the underlier on any trading day during the term of the notes, including on the determination date. We cannot give you assurance that the future performance of the underlier will result in any return of your investment. Any payment on the notes is subject to our ability to pay our obligations as they become due.

For additional information on the EURO STOXX 50® Index, see “The Reference Indices—The STOXX Indices—The EURO STOXX 50® Index” in the accompanying underlying supplement.

The following graph sets forth the historical performance of the underlier based on its closing levels from January 4, 2010 to May 15, 2015. The closing level of the underlier on May 15, 2015 was 3573.07. We obtained the historical information below from Bloomberg, without independent verification.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the underlier that are eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below.  For example, the IRS might assert that securities with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities ( the comparable yield).  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.  It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, if the security provides for the payment of the redemption amount in cash based on the return of the underlier, upon receipt of the redemption amount of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year (excluding the look back observation period, if applicable), such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less (excluding the look back observation period, if applicable), such gain or loss will be short-term capital gain or loss.  If the security provides for the payment of the redemption amount in physical shares or units of the underlier, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below).  A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost).  A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units.  A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the reference shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year (excluding the look back observation period, if applicable) at the time of disposition.  For securities with a term of one year or less (excluding the look back observation period, if applicable), such gain or loss will be short-term capital gain or loss.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax.  If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of the Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under certain provisions of the “Hiring Incentives to Restore Employment Act,” generally referred to as “FATCA,” and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the securities and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the securities.  FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  If payments on the securities are determined to be from sources within the United States, we will treat such payments as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and IRS Notice 2013-43, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after June 30, 2014 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or the date that final regulations defining the term ”foreign passthru payment” are published.  Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).  Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments may be subject to 30% withholding.

Non-U.S. Holders Generally

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payments made with respect to the securities to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  For payments made before January 1, 2016, the regulations provide that a specified NPC is any NPC if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract; (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract; (c) the underlying security is not readily tradable on an established securities market; or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract.

Proposed  regulations provide that a dividend equivalent is (i) any payment of a substitute dividend made pursuant to a securities lending or sale-repurchase transaction that references the payment of a dividend from an underlying security, (ii) any payment made pursuant to a specified NPC that references the payment of a dividend from an underlying security, (iii) any payment made pursuant to a specified equity-linked instrument (a “specified ELI”) that references the payment of a dividend from an underlying security, or (iv) any other substantially similar payment.  An underlying security is any interest in an entity taxable as a domestic corporation if a payment with respect to that interest could give rise to a U.S. source dividend. An ELI is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement.  For payments made after December 31, 2015, a specified NPC is any NPC that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  For payments made after December 31, 2015, a specified ELI is any ELI issued on or after 90 days after the date the proposed regulations are finalized that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  The delta of an NPC or ELI is the ratio of the change in the fair market value of the contract to the change in the fair market value of the property referenced by the contract.  If an NPC or ELI references more than one underlying security, a separate delta must be determined with respect to each underlying security without taking into account any other underlying security or other property or liability.  If an NPC (or ELI) references more than one underlying security, the NPC (or ELI) is a specified NPC (or specified ELI) only with respect to underlying securities for which the NPC (or ELI) has a delta of 0.70 or greater at the time that the long party acquires the NPC (or ELI).  The proposed regulations provide an exception for qualified indices that satisfy certain criteria; however, it is not entirely clear how the proposed regulations will apply to securities that are linked to certain indices or baskets.  The proposed regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

We will treat any portion of a payment or deemed payment on the securities (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.  The proposed regulations are extremely complex.  Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these proposed regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

A security may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the security at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Members of Congress have from time-to-time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the securities).  These or other potential changes in law could adversely affect the tax treatment of the securities and may be applied with retroactive effect.  You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity.  Additionally, for tax years beginning after December 12, 2014, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011, but have not yet been adopted as final regulations.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Pursuant to an IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S.

Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS
Pricing Supplement

Page
Summary Information	PS-3
Hypothetical Examples	PS-8
Additional Risk Factors Specific to Your Notes	PS-12
The Underlier	PS-17
Product Supplement No. I dated May 4, 2015
Summary	PS-1
Risk Factors	PS-3
Credit Suisse AG	PS-22
Supplemental Use of Proceeds and Hedging	PS-22
Description of the Securities	PS-24
The Underlyings or Basket	PS-52
Material United States Federal Income Tax Considerations	PS-54
Benefit Plan Investor Considerations	PS-60
Underwriting (Conflicts of Interest)	PS-61
Notice to Investors	PS-63
Underlying Supplement dated May 4, 2015
The Securities	US-4
The Reference Indices	US-5
The Reference Funds	US-89
Prospectus Supplement dated May 4, 2015
Description of Notes	S-3
Plan of Distribution (Conflicts of Interest)	S-7
Incorporation by Reference	S-13
Prospectus dated May 4, 2015
About This Prospectus	1
Limitations on Enforcement of U.S. Laws	2
Where You Can Find More Information	3
Forward-Looking Statements	5
Use of Proceeds	7
Ratio of Earnings to Fixed Charges	8
Capitalization and Indebtedness	9
Credit Suisse Group	10
Credit Suisse	11
Credit Suisse (USA)	12
Description of Debt Securities	13
Special Provisions Relating to Debt Securities Denominated in a Foreign Currency	41
Foreign Currency Risks	44
Description of Warrants	46
Description of Shares	50
Description of the Guaranteed Senior Debt Securities of Credit Suisse (USA)	54
Description of the Guarantees of the Guaranteed Senior Debt Securities of Credit Suisse (USA)	55
ERISA	57
Taxation	59
Plan of Distribution (Conflicts of Interest)	70
Market-Making Activities	73
Legal Matters	74
Experts	75

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Credit Suisse

Autocallable Buffered EURO STOXX 50® Index-Linked Medium-Term Notes due